FORM 3
OMB Approval
OMB Number 3235-0104
Expires: February 1, 1994

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

     INITIAL  STATEMENT OF BENEFICIAL  OWNERSHIP OF SECURITIES Filed pursuant to
Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

     ___ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. See Instructions
_X_  Form  3  Holdings  Reported
___  Form 4 Transaction


1. Name and Address of Reporting Person:           Ludlum, Bonnie
                                                   3135 S.W. Mapp Road
                                                   Palm City, FL 34990
2. Date of Event Requiring Statement:              4/18/2000
3. IRS or SSN of Reporting Person (Voluntary):
4. Issuer Name and Ticker or Trading Symbol:       Clements Golden Phoenix
                                                   Enterprises, Inc.
5. Relation of Reporting Person to Issuer          X Director
                                                   _ 10% owner
                                                   X Officer (Title): Secretary
                                                   _ Other (Specify)
6. If Amendment, Date of Original:                 4/18/2000
7.    X Filed by One Reporting Person.
        _ Filed by more than One Reporting Person.


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security:                   Common Stock
2. Amount of Securities                 250,000 (1)(2)
Beneficially Owned:
3. Ownership Form;                      D
Direct (D) or Indirect (I):
4. Nature of Indirect Beneficial
Ownership:

*If the form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.
(1) The original reported amount of 175,000 shares of Common Stock was incorrect.
(2) A Form 4 Statement of Changes in Beneficial Ownership will be filed to reflect two (2) forward splits, where the amount of Common Stock beneficially owned will be reported as 1,000,000 shares.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.  Title of Derivative Security:

2. Date Exercisable and Expiration Date:

3. Title and Amount of Underlying Securities:

4. Conversion or Exercise Price of Derivative
Securities:

5. Ownership of Derivative Securities;
Direct (D) or Indirect (I):

6. Nature of Indirect Beneficial Ownership:
EXPLANATION OF RESPONSES:








/s/ Bonnie K. Ludlum                                      Date: October 7, 2000
------------------------------------------
Bonnie K. Ludlum

**Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).